THE MORGAN GROUP, INC. ANNOUNCES

                  AGREEMENT TO ACQUIRE TRANSIT HOMES OF AMERICA

         Baltimore, Maryland -- November 19, 1996 -- The Morgan Group, Inc. (AMEX:MG) today announced that it had executed a definitive agreement in principle to purchase the assets of Transit Homes of America ("Transit"), a privately held company based in Boise, Idaho.

         Transit, with annual sales in excess of $28 million, serves, as does Morgan, a number of the leading producers in the manufactured housing industry, including Fleetwood Enterprises, Champion Enterprises, Redman Homes, Palm Harbor, Schult Homes, and Cavalier Homes. Morgan, the nation's leading service provider to the manufactured housing industry, will finance the purchase of Transit by a combination of cash on hand, notes to the seller and available bank lines of credit. The purchase price combines guaranteed and earnings-based incentive payments to the seller, and management believes the acquisition will have a favorable impact both on Morgan's customer service capabilities and its per share and overall profitability. The purchase, subject to receipt of final audited statements and other due diligence requirements, is expected to be finalized prior to year-end.

         Larry Kling, the President, CEO and primary shareholder of Transit who built the company over the years, stated that he was "very happy to be joining forces with Morgan. Together, we should be able to serve our customers better, offer greater opportunity for our combined force of independent owner-operator drivers, and operate more efficiently and profitably for shareholders. I am pleased that the Transit Home Division of Morgan Drive Away will continue to provide services to its customer group."

         Charles C. Baum, Chairman and CEO of Morgan, stated that "this is a significant move for Morgan in following our strategy of consolidating our position of market leader within our industry niche. We are fortunate in being able to bring such a major player into our fold and are especially happy that Larry Kling, CEO of Transit, will join Morgan to insure a smooth transition with major customers, employees and drivers for Transit."

         "We expect the acquisition of Transit to add importantly to our ability to serve major customers nationwide," added Terry Russell, President and Chief Executive Officer of Morgan's principal operating subsidiary, Morgan Drive Away,

Inc. "This should bring our organization to new levels in terms of size, efficiency, training, and safety. The terms of the deal, and our plans for consolidating these operations, bode well for the future earnings power of Morgan."

         The Morgan Group is the nation's leader in providing outsourcing transportation services to the manufactured housing and recreational vehicle industries, and also arranges for the movement of commercial vehicles, office trailers, automobiles, buses, and a variety of other vehicles and freight. The company has a national network of approximately 1,525 full-time independent owner operators and 1,555 other drivers assigned to its driver outsourcing division, dispatched from 103 offices in 36 states. Transit will add approximately 400 drivers which are currently managed out of about 40 offices. Morgan also provides insurance and financial services to owner-operators through its Interstate Indemnity and Morgan Finance subsidiaries.

                                  ************

Contact:

Charles C. Baum                         OR          Terence L. Russell
Chairman and                                        President and
     Chief Executive Officer                           Chief Executive Officer
The Morgan Group, Inc.                              Morgan Drive Away, Inc.
Telephone: 410-566-9200                             Telephone:  219-295-2200
Fax:       410-947-0612                                  Fax:   800-295-0828


Release: 96.11